                                                                   EXHIBIT 10.32

CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

                                LICENSE AGREEMENT

                                 BY AND BETWEEN

                         THE SCRIPPS RESEARCH INSTITUTE,
                             A CALIFORNIA NONPROFIT
                           PUBLIC BENEFIT CORPORATION

                                       AND

                                CELL MATRIX INC.,
                              A NEVADA CORPORATION

                                TABLE OF CONTENTS

                                                                                                                  Page
                                                                                                                  ----
1.     Definitions..............................................................................................  -2-
1.1    Affiliate................................................................................................  -2-
1.2    Agricultural Products   .................................................................................  -2-
1.3    Confidential Information.................................................................................  -2-
1.4    Field....................................................................................................  -2-
1.5    Licensed Product.........................................................................................  -2-
1.6    Major Market Country   ..................................................................................  -3-
1.7    Net Sales................................................................................................  -3-
1.8    Scripps Technology   ....................................................................................  -3-
1.9    Scripps Patent Rights   .................................................................................  -3-

2.       License Terms and Conditions...........................................................................  -3-
2.1    Grant of License.........................................................................................  -3-
2.2    Initial License Fee  ....................................................................................  -3-
2.4    Royalties................................................................................................  -4-
         2.4.1    Percentage Royalty............................................................................  -4-
         2.4.2    Minimum Royalty...............................................................................  -5-

2.5    Quarterly Payments.......................................................................................  -5-
2.6    Term of License..........................................................................................  -5-
2.7    Sublicense   ............................................................................................  -5-
2.8    Duration of Royalty Obligations   .......................................................................  -6-
2.9    Reports..................................................................................................  -6-
2.10   Records..................................................................................................  -6-
2.11   Foreign Sales............................................................................................  -7-
2.12   Foreign Taxes............................................................................................  -7-

3.       Patent Matters.........................................................................................  -7-
3.1    Patent Prosecution and Maintenance.......................................................................  -7-
3.2    Information to Licensee..................................................................................  -7-
3.3    Patent Costs  ...........................................................................................  -8-
3.4    Ownership................................................................................................  -8-
3.5    Scripps Right to Pursue Patent...........................................................................  -8-
3.6    Infringement Actions   ..................................................................................  -8-
3.6.1  Prosecution and Defense of Infringements.................................................................  -8-
3.6.2  Allocation of Recovery...................................................................................  -9-

4.       Obligations Related to Commercialization...............................................................  -9-
4.1    Commercial Development Obligation........................................................................  -9-
4.2    Governmental Approvals and Marketing of Licensed Products   .............................................  -9-
4.3    Indemnity................................................................................................  -9-

4.4    Patent Marking...........................................................................  -10-
4.5    No Use of Name...........................................................................  -10-
4.6    U.S. Manufacture.........................................................................  -10-
4.7    Foreign Registration.....................................................................  -10-

5.       Limited Warranty.......................................................................  -10-

6.       Interests in Intellectual Property Rights   ...........................................  -10-
6.1    Preservation of Title....................................................................  -10-
6.2    Royalty-free License to Improvements.....................................................  -11-
6.3    Governmental Interest....................................................................  -11-
6.4    Reservation of Rights....................................................................  -11-

7.       Confidentiality and Publication........................................................  -11-
7.1    Treatment of Confidential Information....................................................  -11-
7.2    Publications.............................................................................  -11-
7.3    Publicity................................................................................  -11-

8.       Term and Termination...................................................................  -12-
8.1    Term.....................................................................................  -12-
8.2    Termination Upon Default.................................................................  -12-
8.3    Termination Upon Bankruptcy or Insolvency................................................  -12-
8.4    Rights Upon Expiration...................................................................  -12-
8.5    Rights Upon Termination..................................................................  -12-
8.6    Work-in-Progress.........................................................................  -13-

9.       Assignment; Successors.................................................................  -13-
9.1    Assignment...............................................................................  -13-
9.2    Binding Upon Successors and Assigns......................................................  -13-

10.      General Provisions.....................................................................  -13-
10.1   Independent Contractors..................................................................  -13-
10.2   Arbitration  ............................................................................  -13-
10.2.1 Location.................................................................................  -14-
10.2.2 Selection of Arbitrators.................................................................  -14-
10.2.3 Discovery................................................................................  -14-
10.2.4 Case Management..........................................................................  -14-
10.2.5 Remedies.................................................................................  -14-
10.2.6 Expenses.................................................................................  -14-
10.2.7 Confidentiality..........................................................................  -15-
10.3   Entire Agreement; Modification...........................................................  -15-
10.4   California Law...........................................................................  -15-
10.5   Headings.................................................................................  -15-
10.6   Severability.............................................................................  -15-
10.7   No Waiver  ..............................................................................  -15-

10.8   Name ....................................................................................  -16-
10.9   Attorneys' Fees .........................................................................  -16-
10.10   Notices.................................................................................  -16-
10.11   Compliance with U.S. Laws ..............................................................  -16-
Exhibit A Scripps Technology
Exhibit B Form of Sublicense
Exhibit C Developmental Milestones

                                LICENSE AGREEMENT

                  This License Agreement is entered into and made effective as of this________________ day of___________________________, 2001, by and between
THE SCRIPPS RESEARCH INSTITUTE, a California nonprofit public benefit corporation ("Scripps") located at 10550 North Torrey Pines Road, La Jolla, California 92037, and CELL MATRIX, a Nevada corporation ("Licensee") with administrative offices located at 4 Hook Road, Sharon Hill, Pennsylvania, with respect to the facts set forth below.

                                    RECITALS

                  A. Scripps is engaged in fundamental scientific biomedical and biochemical research including research relating to angiogenesis.

                  B. Licensee is engaged in research and development of biotechnology and pharmaceutical products which regulate the growth of new blood vessels.

                  C. Scripps has disclosed to Licensee certain technology described in [***] copies of which are attached hereto as Exhibit A and incorporated herein by reference (the "Applications").

                  D. Scripps has the exclusive right to grant a license to the technology described in the Applications, subject to certain rights of the U.S. Government to use such technology for its own purposes, resulting from the receipt by Scripps of certain funding from the U.S. Government.

                  E. Scripps desires to grant to Licensee, and Licensee wishes to acquire, an exclusive worldwide right and license to the technology described in the Applications and to certain patent rights and know-how of Scripps with respect thereto, subject to the terms and conditions set forth herein, with a view to developing and marketing diagnostic and/or therapeutic products within the Field (as defined below).

                                    AGREEMENT

                  NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth herein, Scripps and Licensee hereby agree as follows:

*** Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                           1.       Definitions. Capitalized terms shall have
the meaning set forth below.

                           1.1 Affiliate. The term "Affiliate" shall mean any
entity which directly or indirectly controls, is controlled by or is under common control with Licensee. The term "control" as used herein means the possession of the power to direct or cause the direction of the management and the policies of an entity, whether through the ownership of a majority of the outstanding voting securities or by contract or otherwise.

                           1.2 Agricultural Products. The term "Agricultural
Product", individually, or "Agricultural Products", collectively, shall mean any one or more product, device, method, procedure, software, computer program, material, or element utilized by the agricultural and farming industry for the purpose of improving, restricting or otherwise modifying growth or productivity of plants; or preventing or treating disease or insect or fungal infestation in plants; or controlling or modifying certain traits of plants or producing improved or modified seeds and plants; or techniques and methods for evaluating efficacy or determining the safety of an Agricultural Product such as utilization in determining toxicity to living things or otherwise involved in the general field of agriculture.

                           1.3 Confidential Information. The term "Confidential
Information" shall mean any and all proprietary or confidential information of Scripps or Licensee which may be exchanged between the parties at any time and from time to time during the term of this Agreement. Information shall not be considered confidential to the extent that it:

                                    a.       Is publicly disclosed through no
fault of any party hereto, either before or after it becomes known to the receiving party; or

                                    b.       Was known to the receiving party
prior to the date of this Agreement, which knowledge was acquired independently and not from another party hereto (or such party's employees); or

                                    c.       Is subsequently disclosed to the
receiving party in good faith by a third party who has a right to make such disclosure; or

                                    d.       Has been published by a third party
as a matter of right.

                           1.4 Field. The term "Field" shall mean human
therapeutic and diagnostic applications and shall specifically exclude any Agricultural Product.

                           1.5 Licensed Product. The term "Licensed Product"
shall mean any product which cannot be developed, manufactured, offered to sale, used or sold without (i) infringing one or more claims under Scripps Patent Rights or (ii) utilizing any part of Scripps Technology not otherwise includable within Scripps Patent Rights.

                           1.6 Major Market Country. The term "Major Market
Country" shall mean any of the following countries and their respective territories and possessions: Canada, France, Germany, Italy, Japan, the United Kingdom and the United States.

                           1.7 Net Sales. The term "Net Sales" shall mean the
gross amount received by Licensee upon payment of invoice, or its Affiliates and sublicensees, or any of them, on all sales of Licensed Products, less (i) discounts actually allowed, (ii) credits for claims, allowances, retroactive price reductions or returned goods, (iii) prepaid freight and (iv) sales taxes or other governmental charges actually paid in connection with sales of Licensed Products (but excluding what are commonly known as income taxes and value-added taxes). For purposes of determining Net Sales, a sale shall be deemed to have occurred when an invoice therefor shall be generated and payment received by Licensee, or its Affiliates and Sublicensees or any of them. Sales of Licensed Products by Licensee, or an Affiliate or sublicensee of Licensee to any Affiliate or sublicensee which is a reseller thereof shall be excluded, and only the subsequent sale of such Licensed Products by Affiliates or sublicensees of Licensee to unrelated parties shall be deemed Net Sales hereunder.

                           1.8 Scripps Patent Rights. The term "Scripps Patent
Rights" shall mean rights arising out of or resulting from (i) any and all U.S. and foreign patent applications and patents covering Scripps Technology, (ii) the patents proceeding from such applications, (iii) all claims of continuations-in-part directed solely to subject matter specifically described in Scripps Technology, and (iv) divisionals, continuations, reissues, reexaminations, and extensions of any patent or application set forth in
(i)-(iii) above, so long as said patents have not been held invalid and/or unenforceable by a court of competent jurisdiction from which there is no appeal or, if appealable, from which no appeal has been taken.

                           1.9 Scripps Technology. The term "Scripps Technology"
shall mean so much of the technology as is proprietary to Scripps disclosed in the Applications a copy of which is attached as Exhibit A hereto and incorporated herein by reference, together with materials, information and know-how related thereto whether or not the same is eligible for protection under the patent laws of the United States or elsewhere, and whether or not any such processes and technology, or information related thereto, would be enforceable as a trade secret or the copying of which would be enjoined or restrained by a court as constituting unfair competition.

                           2.       License Terms and Conditions.

                           2.1 Grant of License. Scripps hereby grants to
Licensee an exclusive, worldwide license, including the right to sublicense, to Scripps Technology and under Scripps Patent Rights, to make, to have made, to import, to use, to offer for sale, and to sell Licensed Products in the Field, subject to the terms of this Agreement.

                           2.2 Initial License Fee. In partial consideration for
the exclusive license granted pursuant to Section 2.1 hereof, Licensee shall pay to Scripps a nonrefundable license fee upon execution of this Agreement in the amount of[***]. The

*** Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

license fee described in this Section is consideration for the grant and continuation of the license hereunder, and Scripps shall have no obligation to return any portion of such license fee, notwithstanding any failure by Licensee to develop any Licensed Product or market any Licensed Product commercially, and notwithstanding the volume of sales of any such Licensed Product.

                           2.3 Milestones. In consideration for the License
granted to Licensee, Licensee shall pay the milestone payment to Scripps upon the first occurrence of each event specified below in a Major Market Country for the first Licensed Product to meet such milestone. Payment of the milestones shall be due within thirty (30) days of achievement of the event.

Event for a therapeutic Licensed Product or its equivalent in a Major Market Country

                                                    Milestone Payment
                                                    -----------------
IND filing                                                [***]

Completion of Phase I                                     [***]

Completion of Phase II                                    [***]

Completion of Phase III                                   [***]

Receipt of Market Approval                                [***]

Event for a diagnostic Licensed Product or its equivalent in a Major Market Country

                                                    Milestone Payment
                                                    -----------------
IND filing                                                [***]

Completion of Phase I                                     [***]

Completion of Phase II                                    [***]

Completion of Phase III                                   [***]

510 K filing                                              [***]

Receipt of Market Approval                                [***]

*** Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                           2.4 Royalties

                                    2.4.1 Percentage Royalty. As additional
consideration for the exclusive license granted pursuant to Section 2.1 hereof, Licensee shall pay to Scripps a continuing royalty on a country-by-country basis in the amount of (i) [***] of Net Sales of therapeutic Licensed Products which cannot be made, used or sold in such country without utilizing one or more valid claims under Scripps Patent Rights, (ii) [***] of Net Sales of diagnostic Licensed Products which cannot be made, used or sold in such country without utilizing one or more valid claims under Scripps Patent Rights, and (iii) [***] of Net Sales of all other Licensed Products.

                                    2.4.2 Minimum Royalty. Beginning on the
third anniversary of this Agreement, in order to maintain the license granted hereunder in force, Licensee shall pay to Scripps a minimum annual royalty. The minimum annual royalty for the twelve (12) month period beginning with such date shall be [***], and the amount of the minimum annual royalty payable for each subsequent twelve (12) month period during the term hereof shall be the greater of [***] or the total royalties payable under this Agreement during the immediately preceding twelve (12) month period. Any percentage royalties earned and paid to Scripps pursuant to Section 2.4.1 hereof for any twelve (12) month period shall be credited against the minimum royalty payable for such period, and the payment of any shortfall between actual royalties paid and the minimum annual royalty applicable to such twelve (12) month period shall be payable to Scripps within sixty (60) days after the last day of such twelve (12) month period.

                           2.5 Quarterly Payments.

                                    2.5.1 Sales by Licensee. With regard to Net
Sales made by Licensee or its Affiliates, royalties shall be payable by Licensee quarterly, within sixty (60) days after the end of each calendar quarter, based upon the Net Sales of Licensed Products during such preceding calendar quarter, commencing with the calendar quarter in which the first commercial sale of any Licensed Product is made.

                                    2.5.2 Sales by Sublicensees. With regard to
Net Sales made by sublicensees of Licensee or its Affiliates, royalties shall be payable by Licensee quarterly, within ninety (90) days after the end of each calendar quarter, based upon the Net Sales of Licensed Products by such sublicensee during such preceding calendar quarter, commencing with the calendar quarter in which the first commercial sale of any Licensed Product is made by such sublicensee.

                           2.6 Term of License. Unless terminated sooner in
accordance with the provisions of this Agreement, the term of this license shall expire when the last of the royalty obligations set forth has expired. Notwithstanding the foregoing, if applicable government regulations require a shorter term and/or a shorter term of exclusivity than provided for herein, then the term of this License Agreement shall be so shortened or this License Agreement shall

*** Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

be amended to provide for a non-exclusive license, and, in such event, the parties shall negotiate in good faith to reduce appropriately the royalties payable as set forth under the section heading "Royalties" hereof.

                           2.7 Sublicense. Licensee shall have the sole and
exclusive right to grant sublicenses to any party with respect to the rights conferred upon Licensee under this Agreement, provided, however, that (i) any such sublicense shall be subject in all respects to the restrictions, exceptions, royalty obligations, reports, termination provisions, and other provisions contained in this Agreement (but not including the payment of a license fee pursuant to Section 2.2 hereof) and (ii) each such sublicensee, and the form and substance of each such sublicense, shall be subject to the prior written approval of Scripps, which approval shall not be unreasonably withheld, provided, however, that any sublicense granted to an Affiliate of Licensee shall not be subject to Scripps' prior written approval. No approval shall be required as to any sublicense which utilizes the form of sublicense attached hereto as Exhibit B. Licensee shall pay Scripps, or cause its Affiliate or sublicensee to pay Scripps, the same royalties on all Net Sales of such Affiliate or sublicensee the same as if said Net Sales had been made by Licensee. Each Affiliate and sublicensee shall report its Net Sales to Scripps through Licensee, which Net Sales shall be aggregated with any Net Sales of Licensee for purposes of determining the Net Sales upon which royalties are to be paid to Scripps.

                  Except as set forth below, any revenues, other than royalties, due Licensee pursuant to the grant of a sublicense to a party not an Affiliate shall be reported to Scripps by Licensee. Licensee shall pay to Scripps[***] of any such revenue.

                           2.8 Duration of Royalty Obligations. The royalty
obligations of Licensee as to each Licensed Product shall terminate on a country-by-country basis concurrently with the expiration of the last to expire of Scripps Patent Rights utilized by or in such Licensed Product in each such country or, with respect to Licensed Products not utilizing any Scripps Patent Rights, fifteen (15) years after the date of first commercial sale of such Licensed Product in such country.

                           2.9 Reports. Licensee shall furnish to Scripps at the
same time as each royalty payment is made by Licensee, a detailed written report of Net Sales of the Licensed Products and the royalty due and payable thereon, including a description of any offsets or credits deducted therefrom, on a product-by-product and country-by-country basis, for the calendar quarter upon which the royalty payment is based.

                           2. 10 Records. Licensee shall keep, and cause its
Affiliates and sublicensees to keep, full, complete and proper records and accounts of all sales of Licensed Products in sufficient detail to enable the royalties payable on Net Sales of each Licensed Product to be determined. Scripps shall have the right to appoint an independent certified public accounting firm approved by Licensee, which approval shall not be unreasonably withheld, to audit the records of Licensee, its Affiliates and sublicensees as necessary to verify the royalties payable pursuant to this Agreement. Any auditing firm appointed by Scripps shall execute a confidentiality agreement with Licensee prior to performing such audit. Licensee, its

*** Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Affiliates and sublicensees shall pay to Scripps an amount equal to any additional royalties to which Scripps is entitled as disclosed by the audit, plus interest thereon at the rate of one and one-half percent (1.5%) per month. Such audit shall be at Scripps' expense; provided, however, that if the audit discloses that Scripps was underpaid royalties with respect to any Licensed Product by at least five percent (5%) for any calendar quarter, then Licensee, its Affiliates or sublicensee, as die case may be shall reimburse Scripps for any such audit costs. Scripps may exercise its right of audit as to each of Licensee, its Affiliates or sublicensees no more frequently than once in any calendar year. The accounting firm shall disclose to Scripps only information relating to the accuracy of the royalty payments. Licensee, its Affiliates and sublicensees shall preserve and maintain all such records required for audit for a period of three (3) years after the calendar quarter to which the record applies.

                           2.11 Foreign Sales. The remittance of royalties
payable on sales outside the United States shall be payable to Scripps in United States Dollar equivalents at the official rate of exchange of the currency of the country from which the royalties are payable, as quoted in the Wall Street Journal for the last business day of the calendar quarter in which the royalties are payable. If the transfer of or the conversion into the United States Dollar equivalents of any such remittance in any such instance is not lawful or possible, the payment of such part of the royalties as is necessary shall be made by the deposit thereof, in the currency of the country where the sale was made on which the royalty was based to the credit and account of Scripps or its nominee in any commercial bank or trust company of Scripps' choice located in that country, prompt written notice of which shall be given by Licensee to Scripps.

                           2.12 Foreign Taxes. Any tax required to be withheld
by Licensee under the laws of any foreign country for the accounts of Scripps shall be promptly paid by Licensee for and on behalf of Scripps to the appropriate governmental authority, and Licensee shall use its best efforts to furnish Scripps with proof of payment of such tax together with official or other appropriate evidence issued by the applicable government authority. Any such tax actually paid on Scripps' behalf shall be deducted from royalty payments due Scripps.

                           3.       Patent Matters.

                           3.1 Patent Prosecution and Maintenance. From and
after the date of this Agreement, the provisions of this Section 3 shall control the prosecution and maintenance of any patent included within Scripps Patent Rights. Subject to the requirements, limitations and conditions set forth in this Agreement, Scripps shall direct and control (i) the preparation, filing and prosecution of the United States and foreign patent applications within Scripps Patent Rights (including any interferences and foreign oppositions) and (ii) maintain the patents issuing therefrom. Scripps shall select the patent attorney, subject to Licensee's written approval, which approval shall not be unreasonably withheld. Licensee shall have full rights of consultation with the patent attorney so selected on all matters relating to Scripps Patent Rights. Scripps shall use its best efforts to implement all reasonable requests made by

Licensee with regard to the preparation, filing, prosecution and/or maintenance of the patent applications and/or patents within Scripps Patent Rights.

                           3.2 Information to Licensee. Scripps shall keep
Licensee informed with regard to the patent application and maintenance processes. Scripps shall deliver to Licensee copies of all patent applications, amendments, related correspondence, and other related matters.

                           3.3 Patent Costs. Licensee acknowledges and agrees
that Scripps does not have independent funding to cover patent costs, and that the license granted hereunder is in part in consideration for Licensee's assumption of patent costs and expenses as described herein. Licensee shall pay for all patent expenses incurred by Scripps pursuant to Section 3.1 hereof. Licensee agrees to pay all such past and future patent expenses directly or to reimburse Scripps for the payment of such expenses within sixty (60) days after Licensee receives an itemized invoice therefor. In the event Licensee elects to discontinue payment for the filing, prosecution and/or maintenance of any patent application and/or patent within Scripps Patent Rights, any such patent application or patent shall be excluded from the definition of Scripps Patent Rights and from the scope of the license granted under this Agreement, and all rights relating thereto shall revert to Scripps and may be freely licensed by Scripps. Licensee shall give Scripps at least sixty (60) days' prior written notice of such election. No such notice shall have any effect on Licensee's obligations to pay expenses incurred up to the effective date of such election.

                           3.4 Ownership. The patent applications filed and the
patents obtained by Scripps pursuant to Section 3.1 hereof shall be owned solely by Scripps, assigned to Scripps and deemed a part of Scripps Patent Rights.

                           3.5 Scripps Right to Pursue Patent. If at any time
during the term of this Agreement, Licensee's rights with respect to Scripps Patent Rights are terminated, Scripps shall have the right to take whatever action Scripps deems appropriate to obtain or maintain the corresponding patent protection at its own expense. If Scripps pursues patents under this Section 3.5, Licensee agrees to cooperate fully, including by providing, at no charge to Scripps, all appropriate technical data and executing all necessary legal documents.

                           3.6 Infringement Actions.

                                    3.6.1 Prosecution and Defense of
Infringements. In order to maintain the license granted hereunder in force, Licensee shall prosecute any and all infringements of any Scripps Patent Rights and shall defend all charges of infringement arising as a result of the exercise of Scripps Patent Rights by Licensee, its Affiliates or sublicensees, unless otherwise agreed to between Scripps and Licensee. Licensee may enter into settlements, stipulated judgments or other arrangements respecting such infringement, at its own expense, but only with the prior written consent of Scripps, which consent shall not be unreasonably withheld. Scripps shall permit any action to be brought in its name if required by law, and Licensee shall hold Scripps harmless from any costs, expenses or liability respecting all such infringements or charges of infringement. Scripps agrees to provide reasonable assistance of a technical nature which Licensee may require in any litigation arising in accordance with the provisions of this Section 3.6.1, for which Licensee shall pay to Scripps a reasonable hourly rate of compensation. In the event Licensee fails to prosecute any such infringement, Licensee shall notify Scripps in writing promptly and Scripps shall have the right to prosecute such infringement on its own behalf. Failure on the part of Licensee to prosecute any such infringement shall be grounds for termination of the license granted to Licensee hereunder, with respect to the country in which such infringement occurs, at the option of Scripps.

                                    3.6.2 Allocation of Recovery. Any damages or
other recovery from an infringement action undertaken by Licensee pursuant to
Section 3.6.1 shall first be used to reimburse the parties for the costs and expenses incurred in such action, and shall thereafter be allocated between the parties as follows: (i) thirty percent (30%) to Scripps and (ii) seventy percent (70%) to Licensee. If Licensee fails to prosecute any such action to completion, then any damages or other recovery net of the parties' costs and expenses incurred in such infringement action shall be the sole property of Scripps.

                           4.       Obligations Related to Commercialization.

                           4. 1 Commercial Development Obligation. In order to
maintain the license granted hereunder in force, Licensee shall use reasonable efforts and due diligence to develop Scripps Technology and Scripps Patent Rights which are licensed hereunder into commercially viable Licensed Products, as promptly as is reasonably and commercially feasible, and thereafter to produce and sell reasonable quantities of Licensed Products. Licensee shall keep Scripps generally informed as to Licensee's progress in such development, production and sale, including its efforts, if any, to sublicense Scripps Technology and Scripps Patent Rights, and Licensee shall deliver to Scripps a progress report (a) every six months for the first two years following the Effective Date and (b) thereafter an annual written report and such other reports as Scripps may reasonably request. The parties hereto acknowledge and agree that achievement of the milestones described in Exhibit C attached hereto on or before the dates set forth therein shall be evidence of compliance by Licensee with its commercial development obligations hereunder for the time periods specified in Exhibit C. In the event Scripps has a reasonable basis to believe that Licensee is not using reasonable efforts and due diligence as required hereunder, upon notice by Scripps to Licensee which specifies the basis for such belief, Scripps and Licensee shall negotiate in good faith to attempt to mutually resolve the issue. In the event Scripps and Licensee cannot agree upon any matter related to Licensee's commercial development obligations, the parties agree to utilize arbitration pursuant to Section 10.2 hereof in order to resolve the matter. If the arbitrator determines that Licensee has not complied with its obligations hereunder, and such default is not fully cured within sixty
(60) days after the arbitrator's decision, Scripps may terminate Licensee's rights under this Agreement.

                           4.2 Governmental Approvals and Marketing of Licensed
Products. Licensee shall be responsible for obtaining all necessary governmental approvals for the development, production, distribution, sale and use of any Licensed Product, at Licensee's expense, including, without limitation, any safety studies. Licensee shall have sole responsibility for any warning labels, packaging and instructions as to the use of Licensed Products and for the quality control for any Licensed Product.

                           4.3 Indemnity. Licensee hereby agrees to indemnify,
defend and hold harmless Scripps and any and all co-owners of Scripps Technology or Scripps Patent Rights, and any parent, subsidiary or other affiliated entity and their trustees, officers, employees, scientists and agents from and against any liability or expense arising from any product liability claim asserted by any party as to any Licensed Product or any claims arising from the use of any Scripps Patent Rights or Scripps Technology pursuant to this Agreement. Such indemnity and defense obligation shall apply to any product liability or other claims, including without limitation, personal injury, death or property damage, made by employees, subcontractors, sublicensees, or agents of Licensee, as well as any member of the general public. Licensee shall use its best efforts to have Scripps, and any and all co-owners of Scripps Technology or Scripps Patent Rights, and any parent, subsidiary or other affiliated entity and their trustees, officers, employees, scientists and agents named as additional insured parties on any product liability insurance policies maintained by Licensee, its Affiliates and sublicensees applicable to Licensed Products.

                           4.4 Patent Marking. To the extent required by
applicable law, Licensee shall mark all Licensed Products or their containers in accordance with the applicable patent marking laws.

                           4.5 No Use of Name. The use of the name "The Scripps
Research Institute", "Scripps", or any variation thereof in connection with the advertising or sale of Licensed Products is expressly prohibited.

                           4.6 U.S. Manufacture. To the extent required by
applicable United States laws, Licensee agrees that Licensed Products will be manufactured in the United States, or its territories, subject to such waivers as may be required, or obtained, if at all, from the United States Department of Health and Human Services, or its designee.

                           4.7 Foreign Registration. Licensee agrees to register
this Agreement with any foreign governmental agency which requires such registration, and Licensee shall pay all costs and legal fees in connection therewith. In addition, Licensee shall assure that all foreign laws affecting this Agreement or the sale of Licensed Products are fully satisfied.

                           5.       Limited Warranty. Scripps hereby represents
and warrants that it has full right and power to enter into this Agreement. SCRIPPS AND ANY AND ALL CO- OWNERS OF SCRIPPS TECHNOLOGY OR SCRIPPS PATENT RIGHTS MAKES NO OTHER WARRANTIES CONCERNING SCRIPPS PATENT RIGHTS OR SCRIPPS TECHNOLOGY COVERED BY THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY OR

FITNESS FOR A PARTICULAR PURPOSE AS TO SCRIPPS PATENT RIGHTS, SCRIPPS TECHNOLOGY OR ANY LICENSED PRODUCT. SCRIPPS AND ANY AND ALL CO-OWNERS OF SCRIPPS TECHNOLOGY OR SCRIPPS PATENT RIGHTS MAKES NO WARRANTY OR REPRESENTATION AS TO THE VALIDITY OR SCOPE OF SCRIPPS PATENT RIGHTS, OR THAT ANY LICENSED PRODUCT WILL BE FREE FROM AN INFRINGEMENT ON PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR THAT NO THIRD PARTIES ARE IN ANY WAY INFRINGING SCRIPPS PATENT RIGHTS OR SCRIPPS TECHNOLOGY COVERED BY THIS AGREEMENT.

                           6.       Interests in Intellectual Property Rights.

                           6.1 Preservation of Title. Scripps and any and all
co-owners of Scripps Technology or Scripps Patent Rights shall retain full ownership and title to Scripps Technology, and Scripps Patent Rights licensed hereunder and shall use its reasonable best efforts to preserve and maintain such full ownership and title, subject to Licensee fully performing all of its obligations under this Agreement.

                           6.2 Royalty-free License to Improvements. Licensee
hereby grants to Scripps a non-exclusive, royalty-free license to any improvement to Scripps Technology developed by Licensee, to use for its own non-commercial research purposes or grant to other nonprofit institutions for their non-commercial research purposes.

                           6.3 Governmental Interest. Licensee and Scripps
acknowledge that Scripps has received, and expects to continue to receive, funding from the United States Government in support of Scripps' research activities. Licensee and Scripps acknowledge and agree that their respective rights and obligations pursuant to this Agreement shall be subject to Scripps' obligations and the rights of the United States Government, if any, which arise or result from Scripps' receipt of research support from the United States Government, including without limitation, the grant by Scripps to the United States a non-exclusive, irrevocable, royalty-free license to Scripps Technology and Scripps Patent Rights licensed hereunder for governmental purposes.

                           6.4 Reservation of Rights. Scripps and any and all
co-owners of Scripps Technology or Scripps Patent Rights reserves the right to use for any non-commercial research purposes and the right to allow other nonprofit institutions to use for any noncommercial research purposes any Scripps Technology and Scripps Patent Rights licensed hereunder, without Scripps and any and all co-owners of Scripps Technology or Scripps Patent Rights or such other institutions being obligated to pay Licensee any royalties or other compensation.

                           7.       Confidentiality and Publication.

                           7.1 Treatment of Confidential Information. The
parties agree that during the term of this Agreement, and for a period of three
(3) years after this Agreement terminates, a party receiving Confidential Information of the other party will (i) maintain in confidence such Confidential Information to the same extent such party maintains its own proprietary industrial information, (ii) not disclose such Confidential Information to any third party without prior written consent of the other party and (iii) not use such Confidential Information for any purpose except those permitted by this Agreement.

                           7.2 Publications. Licensee agrees that Scripps shall
have a right to publish in accordance with its general policies.

                           7.3 Publicity. Except as otherwise provided herein or
required by law, no party shall originate any publication, news release or other public announcement, written or oral, whether in the public press, stockholders' reports, or otherwise, relating to this Agreement or to any sublicense hereunder, or to the performance hereunder or any such agreements, without the prior written approval of the other party, which approval shall not be unreasonably withheld. Scientific publications published in accordance with
Section 7.2 of this Agreement shall not be construed as publicity governed by this Section 7.3.

                           8.       Term and Termination.

                           8.1 Term. Unless terminated sooner in accordance with
the terms set forth herein, this Agreement, and the license granted hereunder, shall terminate as provided in Section 2.6 hereof.

                           8.2 Termination Upon Default. Any one or more of the
following events shall constitute an event of default hereunder: (i) the failure of a party to pay any amounts when due hereunder and the expiration of thirty
(30) days after receipt of a written notice requesting the payment of such amount; (ii) the failure of a party to perform any obligation required of it to be performed hereunder, and the failure to cure within sixty (60) days after receipt of notice from the other party specifying in reasonable detail the nature of such default. Upon the occurrence of any event of default, the non-defaulting party shall deliver to the defaulting party written notice of intent to terminate, such termination to be effective upon the date set forth in such notice.

                  Such termination rights shall be in addition to and not in substitution for any other remedies that may be available to the non-defaulting party. Termination pursuant to this Section 8.2 shall not relieve the defaulting party from liability and damages to the other party for breach of this Agreement. Waiver by either party of a single default or a succession of defaults shall not deprive such party of any right to terminate this Agreement arising by reason of any subsequent default.

                           8.3 Termination Upon Bankruptcy or Insolvency. This
Agreement may be terminated by Scripps giving written notice of termination to Licensee upon the filing of bankruptcy or bankruptcy of Licensee or the appointment of a receiver of any of Licensee's assets, or the making by Licensee of any assignment for the benefit of creditors, or the institution of any proceedings against Licensee under any bankruptcy law. Termination shall be effective upon the date specified in such notice.

                           8.4 Rights Upon Expiration. Neither party shall have
any further rights or obligations upon the expiration of this Agreement upon its regularly scheduled expiration date with respect to this Agreement, other than the obligation of Licensee to make any and all reports and payments for the final quarter period. Provided, however, that upon such expiration, each party shall be required to continue to abide by its non-disclosure obligations as described in Section 7.1, and Licensee shall continue to abide by its obligation to indemnify Scripps and any and all co-owners of Scripps Technology or Scripps Patent Rights as described in Section 4.3 and by its obligations under Section
6.2 hereof.

                           8.5 Rights Upon Termination. Notwithstanding any
other provision of this Agreement, upon any termination of this Agreement prior to the regularly scheduled expiration date of this Agreement, the license granted hereunder shall terminate. Except as otherwise provided in Section 8.6 of this Agreement with respect to work-in-progress, upon such termination, Licensee shall have no further right to develop, manufacture or market any Licensed Product, or to otherwise use any Scripps Patent Rights or any Scripps Technology not otherwise includable therein. Upon any such termination, Licensee shall promptly return all materials, samples, documents, information, and other materials which embody or disclose Scripps Patent Rights or any Scripps Technology not otherwise includable therein; provided, however, that Licensee shall not be obligated to provide Scripps with proprietary information which Licensee can show that it independently developed. Any such termination shall not relieve either party from any obligations accrued to the date of such termination. Upon such termination, each party shall be required to abide by its nondisclosure obligations as described in Section 7.1, and Licensee shall continue to abide by its obligations to indemnify Scripps and any and all co-owners of Scripps Technology or Scripps Patent Rights as described in Section
4.3 and by its obligations under 6.2 hereof.

                           8.6 Work-in-Progress. Upon any such early termination
of the license granted hereunder in accordance with this Agreement, Licensee shall be entitled to finish any work-in-progress and to sell any completed inventory of a Licensed Product covered by such license which remain on hand as of the date of the termination, so long as Licensee pays to Scripps the royalties applicable to said subsequent sales in accordance with the terms and conditions as set forth in this Agreement, provided that no such sales shall be permitted after the expiration of six (6) months after the date of termination.

                           9.       Assignment; Successors.

                           9.1 Assignment. Any and all assignments of this
Agreement or any rights granted hereunder by Licensee are void except (i) to an Affiliate of Licensee or (ii) as expressly permitted hereunder, without the prior written consent of Scripps not be unreasonably withheld.

                           9.2 Binding Upon Successors and Assigns. Subject to
the limitations on assignment herein, this Agreement shall be binding upon and inure to the benefit of any successors in interest and assigns of Scripps and Licensee. Any such successor or assignee of Licensee's interest shall expressly assume in writing the performance of all the terms and conditions of this Agreement to be performed by Licensee.

                           10.      General Provisions.

                           10.1 Independent Contractors. The relationship
between Scripps and Licensee is that of independent contractors. Scripps and Licensee are not joint venturers, partners, principal and agent, master and servant, employer or employee, and have no other relationship other than independent contracting parties. Scripps and Licensee shall have no power to bind or obligate each other in any manner, other than as is expressly set forth in this Agreement.

                           10.2 Arbitration. Any controversy or claim arising
out of or relating to this Agreement, or the breach thereof, shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA"), and the procedures set forth below. In the event of any inconsistency between the Rules of AAA and the procedures set forth below, the procedures set forth below shall control. Judgment upon the award rendered by the arbitrators may be enforced in any court having jurisdiction thereof.

                                    10.2.1 Location. The location of the
arbitration shall be in the County of San Diego.

                                    10.2.2 Selection of Arbitrators. The
arbitration shall be conducted by a panel of three neutral arbitrators who are independent and disinterested with respect to the parties, this Agreement, and the outcome of the arbitration. Each party shall appoint one neutral arbitrator, and these two arbitrators so selected by the parties shall then select the third arbitrator. If one party has given written notice to the other party as to the identity of the arbitrator appointed by the party, and the party thereafter makes a written demand on the other party to appoint its designated arbitrator within the next thirty days, and the other party fails to appoint its designated arbitrator within ten days after receiving said written demand, then the arbitrator who has already been designated shall appoint the other two arbitrators.

                                    10.2.3 Discovery. Unless the parties
mutually agree in writing to some additional and specific pre-hearing discovery, the only pre-hearing discovery shall be (a) reasonably limited production of relevant and non-privileged documents, and (b) the identification of witnesses to be called at the hearing, which identification shall give the witness's name, general qualifications and position, and a brief statement as to the general scope of the testimony to be given by the witness. The arbitrators shall decide any disputes and shall control the process concerning these pre-hearing discovery matters. Pursuant to the Rules of AAA, the parties may subpoena witnesses and documents for presentation at the hearing.

                                    10.2.4 Case Management. Prompt resolution of
any dispute is important to both parties; and the parties agree that the arbitration of any dispute shall be conducted expeditiously. The arbitrators are instructed and directed to assume case management initiative and control over the arbitration process (including scheduling of events, pre-hearing discovery and activities, and the conduct of the hearing), in order to complete the arbitration as expeditiously as is reasonably practical for obtaining a just resolution of the dispute.

                                    10.2.5 Remedies. The arbitrators may grant
any legal or equitable remedy or relief that the arbitrators deem just and equitable, to the same extent that remedies or relief could be granted by a state or federal court, provided however, that no punitive damages may be awarded. No court action may be maintained seeking punitive damages. The decision of any two of the three arbitrators appointed shall be binding upon the parties.

                                    10.2.6 Expenses. The expenses of the
arbitration, including the arbitrators' fees, expert witness fees, and attorney's fees, may be awarded to the prevailing party, in the discretion of the arbitrators, or may be apportioned between the parties in any manner deemed appropriate by the arbitrators. Unless and until the arbitrators decide that one party is to pay for all (or a share) of such expenses, both parties shall share equally in the payment of the arbitrators' fees as and when billed by the arbitrators.

                                    10.2.7 Confidentiality. Except as set forth
below, the parties shall keep confidential the fact of the arbitration, the dispute being arbitrated, and the decision of the arbitrators. Notwithstanding the foregoing, the parties may disclose information about the arbitration to persons who have a need to know, such as directors, trustees, management employees, witnesses, experts, investors, attorneys, lenders, insurers, and others who may be directly affected. Additionally, if a party has stock which is publicly traded, the party may make such disclosures as are required by applicable securities laws. Further, if a party is expressly asked by a third party about the dispute or the arbitration, the party may disclose and acknowledge in general and limited terms that there is a dispute with the other party which is being (or has been) arbitrated. Once the arbitration award has become final, if the arbitration award is not promptly satisfied, then these confidentiality provisions shall no longer be applicable.

                           10.3 Entire Agreement; Modification. This Agreement
sets forth the entire agreement and understanding between the parties as to the subject matter hereof. There shall be no amendments or modifications to this Agreement, except by a written document which is signed by both parties.

                           10.4 California Law. This Agreement shall be
construed and enforced in accordance with the laws of the State of California without regard to the conflicts of laws principles thereof.

                           10.5 Headings. The headings for each article and
section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular article or section.

                           10.6 Severability. Should any one or more of the
provisions of this Agreement be held invalid or unenforceable by a court of competent jurisdiction, it shall be considered severed from this Agreement and shall not serve to invalidate the remaining provisions thereof. The parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by them when entering this Agreement may be realized.

                           10.7 No Waiver. Any delay in enforcing a party's
rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such party's rights to the future enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.

                           10.8 Name. Whenever there has been an assignment or a
sublicense by Licensee as permitted by this Agreement, the term "Licensee" as used in this Agreement shall also include and refer to, if appropriate, such assignee or sublicensee.

                           10.9 Attorneys' Fees. In the event of a dispute
between the parties hereto or in the event of any default hereunder, the party prevailing in the resolution of any such dispute or default shall be entitled to recover its reasonable attorneys' fees and other costs incurred in connection with resolving such dispute or default.

                           10.10 Notices. Any notices required by this Agreement
shall be in writing, shall specifically refer to this Agreement and shall be sent by registered or certified airmail, postage prepaid, or by telefax, telex or cable, charges prepaid, or by overnight courier, postage prepaid and shall be forwarded to the respective addresses set forth below unless subsequently changed by written notice to the other party:

         For Scripps:          The Scripps Research Institute
                                     10550 North Torrey Pines Road, TPC-9
                                     La Jolla, California 92037
                                     Attention: Director, Technology Development

                                     Fax No.: (858)784-9910

                    and copy to The Scripps Research Institute
                                     10550 North Torrey Pines Road, TPC-8
                                     La Jolla, California 92037
                                     Attention: General Counsel
                                     Fax No.: (858)784-9910

         For Licensee:          Cell Matrix
                                     4 Hook Road
                                     Sharon Hill, Pennsylvania 19079
                                     Attention: Legal Department
                                     Fax No.: (610)237-7115

Notice shall be deemed delivered upon the earlier of (i) when received, (ii) three (3) days after deposit into the mail, or (iii) the date notice is sent via telefax, telex or cable, (iv) the day immediately following delivery to overnight courier (except Sunday and holidays).

                           10.11 Compliance with U.S. Laws. Nothing contained in
this Agreement shall require or permit Scripps or Licensee to do any act inconsistent with the requirements of any United States law, regulation or executive order as the same may be in effect from time to time.

                  IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives as of the date set forth above.

SCRIPPS:                                    LICENSEE:

THE SCRIPPS RESEARCH INSTITUTE              CELL MATRIX INC.

By: /s/ Arnold LaGuardia                    By: [ILLEGIBLE]
   ----------------------------------          ---------------------------------
       Arnold LaGuardia                     Title: Chairman

Title: Executive Vice President

                                    EXHIBIT A

                            DISCLOSURE OF TECHNOLOGY

                                     [***]


*** Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

[103 Pages of Proprietary Information Deleted Pursuant to Confidential Treatment Request]

                                    EXHIBIT B

                               FORM OF SUBLICENSE

                  This Sublicense Term Sheet is entered into and made effective as of ______________________________________, 20___by and between______________
______________________, a __________ located at _______________________________
("Licensee") and_________________________________________, a___________________
located at ___________________________________________________ ("Sublicensee").

                  Grant of Sublicense. Licensee hereby grants to Sublicensee a sublicense under and on all the same terms and conditions of that certain License Agreement between Licensee and The Scripps Research Institute, a California nonprofit public benefit corporation ("Scripps") attached hereto as
Exhibit I (the "Master License Agreement"), except as set forth below:

                           a.       Technology subject to Sublicense: __________
________________________________________________________________________________
_______________________________________________________________________________.

                           b.       Term:_______________________________________
________________________________________________________________________________
_______________________________________________________________________________.

                           c.       Royalty Payments:___________________________
________________________________________________________________________________
_______________________________________________________________________________.

                           d.       Commercial Development Obligations:_________
________________________________________________________________________________
_______________________________________________________________________________.

                  By its signature below, Sublicensee agrees to be bound by all of the terms and conditions of the Master License Agreement, as modified hereby, for the benefit of Licensee and Scripps.

LICENSEE:                                   SUBLICENSEE:
___________________________________         ____________________________________

By:________________________________         By:_________________________________
Title:_____________________________         Title:______________________________

                                    EXHIBIT C

                            DEVELOPMENTAL MILESTONES

Milestones                                            Time from Execution of Agreement
----------                                            --------------------------------
Candidate for pre-clinical evaluation selected                   [***]

Initiation of first clinical trial*                              [***]

Initiation of phase II clinical trial*                           [***]

Initiation of phase III clinical trial*                          [***]

First market license application filed*                          [***]

* In any Major Market Country

*** Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                    EXHIBIT D

             INTER-INSTITUTIONAL AGREEMENT BETWEEN SCRIPPS AND UCSD